================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             EVANS BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

To Our Shareholders:

                  On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Shareholders of Evans Bancorp, Inc. The annual meeting this year will be held at Romanello's South, 5793 South Park Avenue, Hamburg, New York, on Tuesday, April 29, 1997 at 6:30 p.m. The formal notice of the Annual Meeting is set forth on the next page.


                  The enclosed Notice and Proxy Statement contain details concerning the business to come before the 1997 Annual Meeting. The Board of Directors of the Company recommends a vote "FOR" the re-election of Richard M. Craig, LaVerne G. Hall and Richard Stevenson as Directors and a vote "FOR" the proposal to amend Article 4 of the Certificate of Incorporation to effect a five-for-one stock split of the Company's shares and to increase the authorized number of shares to 10,000,000 shares, par value $.50 per share. The proposed stock split reflects management's continued confidence in the future performance of our business and its continuing commitment to increase the value of your investment in the Company. The stock split will place the stock price in a range more attractive to investors and may result in a broader market for our shares.

                  The vote of each shareholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure that your shares will be voted at the meeting, and you will spare us the expense of a follow-up mailing. If you are voting "FOR" both proposals, you only need to sign the Proxy Card.

                  A buffet dinner for our shareholders and guests will follow the Annual meeting and a cash bar will be available. I would appreciate it if you would mark on the Proxy Card if you will be attending and if you will be bringing a guest so that our reservation count will be accurate.

                  I look forward to seeing you at our 1997 Annual Meeting.

                                   Sincerely,


                                   Richard M. Craig

                               EVANS BANCORP, INC.
                            14 - 16 NORTH MAIN STREET
                             ANGOLA, NEW YORK 14006


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 29, 1997


                  The Ninth Annual Meeting of Shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), will be held on April 29, 1997 at 6:30 p.m. at Romanello's South, 5793 South Park Avenue, Hamburg, New York, for the following purpose:


                         (1) To elect three Directors of the Company, such Directors to hold office for the term of three years and until the election and qualification of their successors;

                         (2) To approve the amendment of the Company's Certificate of Incorporation to effect a 5-for-1 stock split of the Company's common stock shares and to increase the authorized number of common stock shares to 10,000,000 shares, par value $.50 per share; and

                         (3) To act upon such other business as may properly come before the meeting or any adjournment thereof.


                  The Board of Directors has fixed the close of business on March 11, 1997 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting.

                  A copy of the Company's Annual Report to Shareholders is enclosed for your reference.

                  Please complete and return the enclosed proxy in the accompanying post-paid, addressed envelope as soon as you have an opportunity to review the attached Proxy Statement.



                               By Order of the Board of Directors




                               Robert W. Allen
                               Secretary

Angola, New York
March 19, 1997

                               EVANS BANCORP, INC.
                            14 - 16 North Main Street
                             Angola, New York 14006

                                 PROXY STATEMENT
                              Dated March 19, 1997

                     For the Annual Meeting of Shareholders
                            to be Held April 29, 1997




                               GENERAL INFORMATION
                               -------------------


                  This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the Ninth Annual Meeting of Shareholders (the "Annual Meeting") to be held at Romanello's South, 5793 South Park Avenue, Hamburg, New York, on Tuesday, April 29, 1997 and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company.

                  If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with such specification. A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company bearing a later date than the proxy, by the execution and delivery to the Company of a subsequently dated proxy, or by voting in person at the Annual Meeting. Any shareholder may vote in person at the Annual Meeting, whether or not he or she has previously given a proxy.

                  This Proxy Statement and the enclosed proxy are first mailed to shareholders on or about March 19, 1997.


                                VOTING SECURITIES
                                -----------------


                  Only holders of shares of Common Stock of record at the close of business on March 11, 1997 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on March 11, 1997, the Company had outstanding 339,790 shares of Common Stock. For all matters to be voted on at the Annual Meeting, holders of Common Stock have one vote per share. A majority of such shares, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

                  Shares of Common Stock represented by the proxies in the form enclosed, properly executed, will be voted in the manner designated, or if no instructions are indicated, in favor of the Directors named therein and for the other proposals. The proxy given by the enclosed proxy card may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                  Under the Company's by-laws and the laws of the State of New York, directors of the Company are elected by a plurality of the votes cast in the election and the proposed amendment to the Company's Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock. Any other matters to be considered as set forth in the Notice for the Annual Meeting are to be decided by the vote of the holders of a majority of the votes represented by the shares present in person or represented by proxy at the Annual Meeting, except as herein noted.

                  With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Accordingly, abstentions and broker non-votes will not affect the outcome of the election.

                  The proposed amendment to the Company's Certificate of Incorporation to effect a 5-for-1 stock split of the shares of Common Stock and an increase in the authorized number of shares of Common Stock to 10,000,000 shares requires the affirmative vote of a majority of the shares of Common Stock. Accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes.


             SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
             -------------------------------------------------------
                                     OWNERS
                                     ------


                  The following table sets forth, as of January 31, 1997, the number of outstanding shares of Common Stock beneficially owned by (i) each shareholder known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) all directors and nominees of the Company individually, and (iii) by all executive officers and directors as a group:


                                      Nature and Amount of         Percent of
Name                                  Beneficial Ownership           Class
----                                  --------------------           -----

Robert W. Allen (1)                          5,915                   1.7%

William F. Barrett (2)                      31,193                   9.2%

Phillip Brothman (3)                         4,512                   1.3%

Richard M. Craig (4)                         1,545                   0.5%

LaVerne G. Hall (5)                         10,376                   3.1%

David C. Koch (6)                            5,076                   1.5%

Richard C. Stevenson (7)                    10,951                   3.2%

David M. Taylor (8)                          1,368                   0.4%

Carl F. Ulmer (9)                            3,104                   0.9%

Directors and Officers  as a Group          74,318                  21.8%
(11 persons)
(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)


----------
(1)      Includes 538 shares owned by Mr. Allen's wife.

(2) Includes 1,494 shares owned by Mr. Barrett's wife, 6,188 shares owned jointly by Mr. Barrett and his wife and 1,269 shares held for Mr. Barrett's son, as to which he disclaims beneficial ownership.

(3) Includes 292 shares owned by Mr. Brothman's wife and 309 shares held by a pension plan of which Mr. Brothman is a trustee and a participant.

(4) Includes 1,014 shares owned jointly by Mr. Craig and his wife and 32 shares owned by Mr. Craig's daughter, as to which he disclaims beneficial ownership.

(5)      Includes 4,646 shares owned by Mr. Hall's wife.

(6) Includes 297 shares owned jointly by Mr. Koch and his wife, and 155 shares owned by Mr. Koch's son, as to which he disclaims beneficial ownership.

(7) Includes 620 shares owned by Mr. Stevenson's wife, also includes 2,527 shares held by Mr. Stevenson as conservator for Evelyn Simonsen and 212 shares held in a trust for F. Evelyn Beardsley as to which he disclaims beneficial ownership.

(8)      Includes 60 shares owned by Mr. Taylor and his wife.

(9)      Includes 1,552 shares owned by Mr. Ulmer's wife.

(10) Includes 76 shares owned by Mr. James Tilley, Assistant Secretary of Evans Bancorp, Inc., and 2 shares held by Mr. Tilley in trust for his grandson.

(11) Includes 200 shares owned by Mr. William Glass, Treasurer of Evans Bancorp, Inc., held jointly with Mr. Glass's wife.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with by such persons.


                       PROPOSAL 1. - ELECTION OF DIRECTORS
                       -----------------------------------


         It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the three nominees for Directors who are: Richard M. Craig, LaVerne G. Hall and Richard C. Stevenson.

         The nominees proposed for election to the Board of Directors are all presently members of the Board.

         The nominees named herein, if elected as Directors, will hold office for three years until the Annual Meeting of Shareholders in 2000 and until their successors are duly elected and qualified. In the event that any nominee for Director becomes unavailable and a vacancy exists, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the remaining Directors.


                         INFORMATION REGARDING DIRECTORS
                         -------------------------------

         The following table sets forth the names, ages and positions of the Directors of the Company.


                                                                              Term
       Name                  Age         Position                            Expires
       ----                  ---         --------                            -------
Nominees for Directors:
-----------------------

Richard M. Craig              59          President, CEO, Director             1997

LaVerne G. Hall               59          Director                             1997

Richard C. Stevenson          88          Director                             1997

    Directors:
    ----------

Robert W. Allen               70          Secretary, Director                  1999

William F. Barrett            55          Director                             1999

Philip Brothman               58          Director                             1998

Richard M. Craig              59          President, CEO, Director             1997

LaVerne G. Hall               59          Director                             1997

David C. Koch                 61          Director                             1999

Richard C. Stevenson          88          Director                             1997

David M. Taylor               46          Director                             1998

Carl F. Ulmer                 70          Chairman of Board, Director          1998


         Each Director is elected to hold office for a three year term and until his successor is elected and qualified.

         Mr. Allen has been a Director since 1960. He was the Executive Vice President of the Bank until his retirement in 1988.

         Mr. Barrett has been a Director since 1971. He is currently self employed as a property and investment manager and the former President of Carl
E. Barrett, Ltd., an insurance agency.

         Mr. Brothman has been a Director since 1976 and is a partner in the law firm of Hurst, Brothman & Yusick.

         Mr. Craig joined the Bank in 1987 and has served as President and Director since 1988. In 1989 he was also appointed Chief Executive Officer. Previously, he was the Administrative Vice President of M&T Bank.

         Mr. Hall has been a Director since 1981 and is Chairman of the Board of
L. G. Hall Building Contractors, Inc.

         Mr. Koch has been a Director since 1979 and is Chairman and Chief Executive Officer of New Era Cap Co., Inc..

         Mr. Stevenson has been a Director since 1958 and is President of Metro-Stevenson Realtors and Chairman of the Board of Evans Land Corp.

         Mr. Taylor has been a Director since 1986 and is President of Concord Nurseries, Inc.

         Mr. Ulmer has been a Director since 1967. He was President of the Bank from 1967 to 1988 and also Chief Executive Officer from 1967 until his retirement in 1989. He has been Chairman of the Board of Directors since 1975.

The committees of the Board of Directors are appointed by the members of the Board of Directors and are as follows:

         Loan Committee:
         ---------------

         William F. Barrett, Chairman     Robert W. Allen    Richard M. Craig
         David C. Koch                    Carl F. Ulmer

         The Loan Committee met eleven times during 1996. Its purpose is to review and approve loans exceeding $250,000 or loans that are non-conventional.

         Investment Committee:
         ---------------------

         Carl F. Ulmer, Chairman          Richard M. Craig
         David M. Taylor

         The Investment Committee met once in 1996. The Investment Committee meets a minimum of once a year to review the liquidity of the investment portfolio and discuss investment strategies.

         Planning Committee:
         -------------------

         LaVerne G. Hall, Chairman        William F. Barrett   Richard M. Craig
         David C. Koch                    Carl F. Ulmer

         The Planning Committee met once in 1996. The Planning Committee is responsible for reviewing the strategic plan of the Bank and actions taken to obtain those objectives. .

         Loan Review Committee:
         ----------------------

         Phillip Brothman, Chairman       Richard M. Craig      LaVerne G. Hall
         David M. Taylor

         The Loan Review Committee met four times during 1996. Its purpose is to insure the Bank's provision and reserve for credit losses are adequate. The Loan Review Committee meets quarterly with a retired bank examiner, who independently conducts the Bank's Loan Review. As a result of his recommendations, loans are graded based upon payment history, credit strength of borrower and other factors. This information is then aggregated to determine the overall adequacy of the credit loss reserve.

         Audit Committee:
         ----------------

         Phillip Brothman, Chairman      Robert W. Allen        Richard M. Craig
         David C. Koch                   David M. Taylor

         The Audit Committee met four times in 1996. The members of the Audit Committee receive from the internal auditor a quarterly report which describes findings for the prior quarter. The function of the Audit Committee is to insure that the Bank's activities are being conducted in accordance with law, banking rules and regulations, other regulatory and supervisory authorities, and the Bank's internal policies. In addition, the Audit Committee recommends to the Board of Directors the services of a reputable certified public accounting firm. The Committee receives and reviews the reports of the certified public accounting firm and presents them to the Board of Directors with comments and recommendations.

         Insurance Committee:
         --------------------

         William F. Barrett, Chairman     Robert W. Allen       Richard M. Craig
         Carl F. Ulmer

         The Insurance Committee met once during 1996. This committee reviews the coverage of insurance policies of the Bank and monitors costs.

         Human Resource Committee:
         -------------------------

         Richard C. Stevenson, Chairman   William F. Barrett    Richard M. Craig
         LaVerne G. Hall                  David C. Koch         Carl F. Ulmer

         The Human Resource Committee met once during 1996. Its purpose is to review management's recommendation as it relates to job classification, salary ranges and annual merit increases. The committee also reviews fringe benefits. The Human Resource Committee also establishes the compensation of the Executive Officers of the Company. See "Human Resource Committee Report on Executive Compensation".

         The Board of Directors of the Company met twelve times during 1996. Each incumbent director of the Company, except for Mr. Koch, Mr. Taylor and Mr. Ulmer, attended at least 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.

                            COMPENSATION OF DIRECTORS
                            -------------------------


         For the year 1996, members of the Board of Directors were compensated at the rate of $700 per meeting, with the Secretary receiving $750 per meeting. Total directors' fees during 1996 amounted to $133,941 (including committee fees and $36,915 of deferred compensation).


                             EXECUTIVE COMPENSATION
                             ----------------------


         There is shown below information concerning the annual and long-term compensation for service in all capacities to the Company for the years 1996, 1995 and 1994 of the Chief Executive Officer and the Senior Vice President. No other executive officer earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                             LONG-TERM
                                             ANNUAL COMPENSATION                                           COMPENSATION
                                ===========================================      ===================================================

                                                                                  AWARDS           PAYOUTS
NAME OF AND                                                                        STOCK          LONG-TERM
PRINCIPAL                                                                         OPTION          INCENTIVE            ALL OTHER
POSITION                YEAR         SALARY         BONUS        OTHER(1)        (SHARES)          PAYOUTS            COMPENSATION
--------                ----         ------         -----        --------        --------          -------            ------------

Richard M. Craig        1996        $142,385       $13,840        $2,848            -0-              -0-                  -0-
President & CEO         1995        $135,631       $12,596        $2,692            -0-              -0-                  -0-
                        1994        $124,962       $13,412        $2,499


James Tilley            1996         $97,095        $9,875        $1,942
Senior Vice             1995         $93,146        $9,464        $1,836            -0-              -0-                  -0-
President               1994         $86,557       $10,708        $1,732            -0-              -0-                  -0-

----------
(1)      Includes the Bank's contribution to the Employee Savings Plan made for the benefit of Mr. Craig of
         $2,848 in 1996, $2,692 in 1995 and $2,499 in 1994 and for the benefit of Mr. Tilley of $1,942 in 1996,
         $1,836 in 1995 and $1,732 in 1994.  See "EMPLOYEE SAVINGS PLAN".  Does not include personal benefits which did not exceed 10% of Mr. Craig's or Mr. Tilley's salary and bonus in any year.


         Employment Agreements
         ---------------------

         Mr. Richard Craig and Mr. James Tilley have each entered into an Employment Agreement with the Bank which runs through June 30, 2001 and January 31, 2001 respectively. Each Employment Agreement provides that salary will be set annually by the Board of Directors. If the Bank terminates the Employment Agreement without cause, the Bank is obligated to continue to pay base salary for the longer of three months or the remainder of the term of the Employment Agreement.

         Pension Plan
         ------------

         The Bank maintains a defined benefit pension plan for all eligible employees. An employee becomes vested in a pension benefit after five years of service. Upon retirement at age 65, vested participants are entitled to receive a monthly benefit. Prior to a May 1, 1994 amendment to the plan, the monthly benefit under the pension plan was 3% of average monthly compensation multiplied by years of service up to a maximum of fifteen years of service. In 1994, the pension plan was amended to change the benefit to 1% of average monthly compensation multiplied by years of service up to a maximum of thirty years of service. However, the benefits already accrued by employees prior to this amendment were not reduced by the amendment. Mr. Craig and Mr. Tilley are both participants in the pension plan and as of December 31, 1996, Mr. Craig had nine years of credited service and $11,512 of average monthly compensation; and Mr. Tilley had eight years of credited service and $7,813 of average monthly compensation.

         Supplemental Executive Retirement Plans
         ---------------------------------------

         In 1995, the Bank entered into nonqualified Supplemental Executive Retirement Plans ("SERP's") with both Mr. Craig and Mr. Tilley to provide retirement benefits to supplement their benefits under the Bank's Pension Plan and replace the benefits reduced by the 1994 amendment to the Pension Plan. See "PENSION PLAN". Under the SERP's Mr. Craig and Mr. Tilley are entitled to additional annual pension payments of $63,882 and $60,319, respectively, for 20 years after retirement at age 65, unless their employment is terminated earlier. The SERP's also provide death benefits in the event the executive dies prior to age 65 which are payable over 10 years. As of December 31, 1996, the annual death benefit amounts for Mr. Craig and Mr. Tilley were $62,454 and $43,176, respectively. The Bank has purchased a life insurance policy on both Mr. Craig and Mr. Tilley to assist in funding its obligations under the SERP's.


         Employee Savings Plan
         ---------------------

         The Bank also maintains a 401(k) salary deferral plan to assist employees in saving for retirement.

         All employees are eligible to participate on the first of the month following one year of service, provided they have completed 1,000 hours of service. Eligible employees can contribute up to a maximum of 15% of their base pay. An automatic 1% of base pay contribution is made by the Bank and in addition, the Bank makes a matching contribution at a rate of 25% of the first 4% contributed by a participant. Participants are always 100% vested in their own contributions and the Bank's matching contribution is also 100% vested.

         Individual account earnings will depend on the performance of the investment funds in which the participant invests. Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan. The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan. See "Summary Compensation Table" for a summary of the amounts contributed by the Bank to this Plan for the benefit of Mr. Craig and Mr. Tilley.

                        COMPENSATION COMMITTEE INTERLOCKS
                        ---------------------------------
                            AND INSIDER PARTICIPATION
                            -------------------------


         The Human Resources Committee of the Board of Directors serves as the Compensation Committee of the Company. The members of the Human Resource Committee are: Richard C. Stevenson, William F. Barrett, Richard M. Craig, LaVerne G. Hall, David C. Koch and Carl F. Ulmer. Mr. Craig is the President and CEO of the Company and the Bank. Mr. Ulmer is the Chairman of the Board of Directors of the Company and served as a past President and CEO of the Bank. Mr. Hall is Chairman of the Board of L.G. Hall Building Contractors, Inc. which has provided construction work for the Company. See "Certain Transactions".

         There are no Compensation Committee Interlocks required to be disclosed in this Proxy Statement.


                       HUMAN RESOURCE COMMITTEE REPORT ON
                       ----------------------------------
                             EXECUTIVE COMPENSATION
                             ----------------------


         The Human Resource Committee has the responsibility of reviewing the overall compensation policies for the employees of the Bank and also establishes the compensation of Mr. Tilley and Mr. Craig, the Named Executives of the Company.

         The Bank uses a base salary/hourly rate and a bonus program to compensate its employees, including the Named Executives.

         The Bank uses a system of salary grades and corresponding salary ranges to set base salary/hourly rates. Positions are assigned a salary grade on the basis of job descriptions and comparisons to benchmark positions in the industry. Annually the Bank participates in a number of salary surveys provided by or endorsed by various bank trade association groups. The surveys summarize compensation information on a national, regional and local basis, with data furnished based upon bank asset size and geographic region. In January of each year, management presents recommendations to the Human Resource Committee to adjust the salary ranges based upon this information and also recommended salary adjustments for the employees. Compensation recommendations are determined based upon individual job performance, experience and position with the salary range. Mr. Craig, as the Chief Executive Officer, makes recommendations for the Compensation levels of the Senior Vice-Presidents, including Mr. Tilley. The Human Resource Committee (excluding Mr. Craig) develops recommendations for Mr. Craig's salary based upon the same approach.

         Also, in January of each year, the Human Resource Committee establishes a bonus pool for the Bank's employees based upon the financial performance of the Bank for the previous year including such factors as the operating results compared to the operating budget, net income, the return on average assets, the return on average equity and the earnings per share, growth in loans and growth in deposits. The Human Resource Committee (excluding Mr. Craig) then determines what amount of the bonus pool will be paid to each of Mr. Craig and the Senior Vice Presidents, including Mr. Tilley, based upon their evaluation of each person's performance and contributions to the financial results of the Bank for the prior year. Management then allocates the remainder of the bonus pool among other employees of the Bank based upon management's evaluation of individual job performance and contributions to the Bank.

         Human Resource Committee:
         -------------------------

         Richard C. Stevenson, Chairman     William F. Barrett
         Richard M. Craig                   LaVerne G. Hall
         David C. Koch                      Carl F. Ulmer

         The report of the Human Resource Committee and the Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof in the Company's Annual Report on Form 10-K.


                              CERTAIN TRANSACTIONS
                              --------------------


         The Bank has had, and in the future, expects to have banking and fiduciary transactions with Directors and Executive Officers of the Company and some of their affiliates. All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates on loans) as those prevailing at the time for comparable transactions with others.

         In 1996, the Bank paid L.G. Hall Building Contractors, Inc. approximately $484,000 for the completion of the new branch located at 8599 Erie Road in the Town of Evans and also approximately $106,000 for the renovation of the Angola Office located at 14-16 North Main Street in Angola, New York. Mr. Hall is the Chairman of the Board of L.G. Hall Building Contractors, Inc.

         Also Mr. Phillip Brothman is a partner of the law firm of Hurst, Brothman & Yusick which served as general counsel to the Company and received legal fees.


                                PERFORMANCE GRAPH
                                -----------------


         The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the Standard & Poor's 500 ("S & P 500") stock index and the Banks (Major Regional)-500 index. As the Company's stock is not traded on a public market, the price information is based upon stock prices in private transactions as disclosed to the Company for the periods indicated. The comparison for each of the periods assumes that $100 was invested on December 31, 1991 in each of the Company's common stock. The stocks included in the S & P 500 index and the stocks included in the Banks (Major Regional)-500 index.


                           TOTAL SHAREHOLDER RETURNS
                           -------------------------
                             (DIVIDENDS REINVESTED)


                                           ANNUAL RETURN PERCENTAGE
                                                 Years Ending



Company/Index                    Dec92    Dec93    Dec94    Dec95    Dec96
--------------------------------------------------------------------------------
EVANS BANCORP INC                28.40    35.49    11.32    64.81    30.73
BANKS (MAJOR REGIONAL)-500       27.34     6.02    -5.35    57.46    36.64
S&P 500 INDEX                     7.62    10.08     1.32    37.58    22.96




                                                      INDEXED RETURNS
                            Base                       Years Ending
                           Period
Company/Index               Dec 91     Dec92    Dec93    Dec94    Dec95    Dec96
--------------------------------------------------------------------------------
EVANS BANCORP INC.            100    128.40   173.97   193.66   319.18   417.26
BANKS (MAJOR REGIONAL)-500    100    127.34   135.00   127.78   201.20   274.92
S&P 500 INDEX                 100    107.62   118.46   120.03   165.13   203.05


                             PROPOSAL 2. - TO AMEND
                             ----------------------
                   THE COMPANY'S CERTIFICATE OF INCORPORATION
                   ------------------------------------------


DESCRIPTION OF THE PROPOSED AMENDMENT AND VOTE REQUIRED

         On November 26, 1996, the Board of Directors unanimously adopted resolutions approving a proposal to amend Article 4 of the Company's Certificate of Incorporation in order to (i) split the Common Stock of the Company by changing each issued share of Common Stock, par value $2.50 per share, into five shares of Common Stock, par value $.50 per share; (ii) increase the number of shares of Common Stock which the Company is authorized to issue from 1,000,000 shares, par value $2.50 per share to 10,000,000 shares, par value $.50 per share. The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Shareholders to be held April 29, 1997. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposed amendment.

         The full text of the proposed amended Article 4 of the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement.

PURPOSES AND EFFECTS OF PROPOSED FIVE-FOR-ONE STOCK SPLIT

         The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of the Company resulting from a five-for-one stock split will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares.

         If the proposed amendment is adopted, each shareholder of record at the close of business on May 1, 1997 would be the record owner of, and entitled to receive a new stock certificate representing five shares of the new Common Stock, par value $.50 per share, for each share of old Common Stock, par value of $2.50 per share, owned as of that date. The Company through its transfer agent, will provide instructions to the Shareholders regarding the procedure which may be followed to exchange stock certificates representing the old shares of Common Stock, par value $2.50 per share, for new stock certificates representing the new shares of Common Stock, par value $.50 per share.

         The Company has been advised by tax counsel that the proposed stock split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States Federal income tax laws. The cost basis for tax purposes of each new share of Common Stock would be equal to one-fifth of the cost basis for tax purposes of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and share owners are urged to consult their tax advisors.

         If the share owners dispose of their shares subsequent to the stock split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Share owners may wish to consult their respective brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

         If the proposed amendment is adopted, the value of the Company's common stock account on its balance sheet will not change because although the number of shares issued will increase five fold, the par value of each share will decrease by one-fifth, so that the net change will be zero with no effect on shareholder equity.

PURPOSES AND EFFECTS OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

         The proposed amendment would also increase the number of shares of Common Stock which the Company is authorized to issue from 1,000,000 shares to 10,000,000 shares, of which 1,698,950 shares would be issued and outstanding. The unissued shares, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting.

         In 1988 when the Company was formed as the holding company for Evans National Bank, it was authorized to issue 1,000,000 shares of which 193,280 shares were initially issued and outstanding. As of

December 31, 1996, the number of shares outstanding had increased (primarily as a result of stock dividends to the shareholders) to 339,790 shares, but no change has been made in the number of authorized shares under the Company's Certificate of Incorporation. The proposed increase in the number of authorized shares will accommodate the additional shares to be issued as a result of the stock split and will also restore the relative proportion of issued to unissued shares to that which existed at the time the Company was formed in 1988.

         Except for the shares to be issued to existing shareholders to effectuate the stock split, the Company currently has no specific plans, understandings or arrangements for issuing any of the additional shares of Common Stock to be authorized by the proposed amendment. However, these additional common shares will provide the Board of Directors of the Company with flexibility to issue additional shares for proper corporate purposes, such as stock dividends, stock splits, acquisitions, and other similar purposes, which include public offerings or private placements. If the proposed amendment is adopted by the Shareholders, the Board of Directors could authorize the issuance of any authorized but unissued shares of Common Stock, including those authorized by the amendment, on terms determined by it without further action by the Shareholders, unless the shares were issued in a transaction, such as a merger or consolidation, requiring Shareholder approval. Shareholders should also note that issuance of additional shares of Common Stock may tend to affect the voting, dividend, liquidation and other rights of the shares of Common Stock presently outstanding.


                                  OTHER MATTERS
                                  -------------


         The cost of solicitation of proxies will be borne by the Company. Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefor, by personal or telephone solicitation, the cost of which is expected to be nominal.

         Deloitte & Touche, LLP were the auditors for the Company for the year ended December 31, 1996. Representatives of that firm will be present at the annual meeting to respond to appropriate questions that may be raised and they will have the opportunity to make a statement, if they so desire.

         It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting. At the time this Proxy Statement went to press, the Board of Directors did not know of any other matter which may properly be presented for action at the meeting.

         Proposals of shareholders intended to be presented at the Tenth Annual Meeting of Shareholders must be received by the Secretary, Evans Bancorp, Inc. 14 - 16 North Main Street, Angola, New York, 14006, no later than November 19, 1997. In accordance with the Company's By-Laws, shareholder nominations for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Company in writing not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting. If less than 21 days notice of the annual meeting is given to shareholders, nominations shall be mailed or delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of Common Stock of the Company owned by the notifying shareholder. Under the current bylaws of the Company, in order to be eligible to be nominated as a new director of the Company, the proposed nominee must hold at least $1,000 aggregate par value of stock of the Company and be less than 55 years of age. Nominations not made in accordance with the bylaws of the Company may, in his/her discretion, be disregarded by the presiding officer of the meeting, and upon his/her instruction, the vote tellers may disregard all votes cast for each such nominee. In the event that the same person is nominated by more than one shareholder, the nomination shall be honored, and all shares of Common Stock of the Company shall be counted if at least one nomination for that person complies herewith.


                                           By order of the Board of Directors,

                                                 EVANS BANCORP, INC.



                                                  Robert W. Allen
                                                  Secretary


Angola, New York
March 19, 1997

                                   APPENDIX A

         PROPOSED AMENDED ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION


         "4. NUMBER OF SHARES. The aggregate number of shares which the Corporation shall have authority to issue is: Ten Million (10,000,000) shares, all of which shall be common shares of the par value of 50 cents ($.50) each."

                 PROXY FOR NINTH ANNUAL MEETING OF SHAREHOLDERS

                               EVANS BANCORP, INC.
                            14 - 16 NORTH MAIN STREET
                             ANGOLA, NEW YORK 14006

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Richard M. Craig and Carl F. Ulmer as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of Common Stock of Evans Bancorp, Inc. held of record by either of the undersigned on March 11, 1997, at the Ninth Annual Meeting of Shareholders to be held on April 29, 1997, or any adjournments thereof.

PROPOSAL 1.  ELECTION OF DIRECTORS


               [ ] FOR all three nominees listed below (except for any     [ ]  WITHHOLD AUTHORITY to vote for all three nominees
                   nominee whose name has been written in the space
                   provided).

                      Richard M. Craig                         LaVerne G. Hall                Richard C. Stevenson

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)






PROPOSAL 2. TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF
           INCORPORATION TO EFFECT A 5-FOR-1 STOCK SPLIT AND TO INCREASE THE AUTHORIZED SHARES TO 10,000,000 SHARES PAR VALUE $.50 PER SHARE.

              [ ] FOR               [ ] AGAINST          [ ] ABSTAIN

         (continued and to be dated and signed on the other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR BOTH OF THE PROPOSALS.


Please sign exactly as name appears on the stock certificate. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH ARE REQUIRED TO SIGN. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name for and by its President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                          Dated: ______________, 1997




                          Signature:
                                     ----------------------------


                          Signature if held jointly:
                                                     -----------------------

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.


[ ] I WILL ATTEND THE MEETING.    [ ] SORRY, I CANNOT ATTEND.

___ Number attending.  (Each shareholder may bring one guest.)